Exhibit 16.1

January 31, 2023

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Orchestra Biomed Holdings, Inc.’s (formerly known as Health Sciences Acquisitions Corporation 2) statements included under Item 4.01 of its Form 8-K dated January 25, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on January 26, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith + Brown, PC
WithumSmith+Brown, PC

New York, New York